Exhibit 99.1

NEWS RELEASE

Industrial Services of America, Inc. expects second quarter earnings range of $0.24 to $0.26

LOUISVILLE, Ky. (July 22, 2009) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today announced financial guidance for the second quarter of 2009.

Based on actual results and projected trends, the Company said second quarter earnings are expected to be in the range of $0.24 to $0.26 per share.  Basic and diluted earnings for the second quarter of 2008 were $.46 per share.

"This has been a great quarter for ISA," said Brian Donaghy, ISA's president and chief operating officer.  "We completed our shredder installation in June, expanded our banking facility to take advantage of growth opportunities at our Alloys division and continued to develop our corporate capabilities."  "We look forward to taking advantage of our fully operational and integrated facilities as the year progresses," said Harry Kletter, ISA's chairman and chief executive officer.

The Company's 2009 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.